Exhibit 21

                            CIRCUIT CITY STORES, INC.
                           Subsidiaries of the Company



                                                              Jurisdiction of
                                                              Incorporation
          Subsidiary                                          or Organization

CC Distribution Company of Virginia, Inc.                     Virginia


Circuit City Properties, Inc.                                 Virginia


Circuit City Stores West Coast, Inc.                          California


DC Funding International, Inc.                                Delaware


First North American National Bank                            National Bank - Georgia


Northern National Insurance Ltd.                              Bermuda


Patapsco Designs, Inc.                                        Maryland


Tyler International Funding, Inc.                             Delaware
